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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
LCC International, Inc. and Subsidiaries:

We consent to the use of our report dated March 15, 2003, with respect to the consolidated balance sheets of LCC International, Inc. and Subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and related schedule included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

KPMG LLP

McLean, Virginia
October 23, 2003